UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: October 16, 2013

(Date of earliest event reported)

INTERNATIONAL BUSINESS MACHINES
CORPORATION

(Exact name of registrant as specified in its charter)

New York	1-2360	13-0871985
(State of Incorporation)	(Commission File Number)	(IRS employer Identification No.)

ARMONK, NEW YORK	10504
(Address of principal executive offices)	(Zip Code)

914-499-1900

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.   Results of Operations and Financial Condition.

Attachment I of this Form 8-K contains the prepared remarks for IBM’s Chief Financial Officer Mark Loughridge’s third quarter earnings presentation to investors on October 16, 2013, as well as certain comments, edited for clarity, that Mr. Loughridge made during the question and answer period in connection with the presentation.  Certain reconciliation and other information (“Non-GAAP Supplemental Materials”) for this presentation was included in Attachment II to the Form 8-K that IBM submitted on October 16, 2013, which included IBM’s press release dated October 16, 2013.  All of the information in Attachment I is hereby filed.

IBM’s web site (www.ibm.com) contains a significant amount of information about IBM, including financial and other information for investors (www.ibm.com/investor/).  IBM encourages investors to visit its various web sites from time to time, as information is updated and new information is posted.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: October 17, 2013

	By:	/s/ James J. Kavanaugh

James J. Kavanaugh
Vice President and Controller

ATTACHMENT I

Introduction

Thank you.  This is Patricia Murphy, Vice President of Investor Relations for IBM.  I’m here with Mark Loughridge, IBM’s Senior Vice President and CFO — Finance and Enterprise Transformation.  Thank you for joining our third quarter earnings presentation.

The prepared remarks will be available in roughly an hour, and a replay of this webcast will be posted to our Investor Relations website by this time tomorrow.

Our presentation includes certain non-GAAP financial measures, in an effort to provide additional information to investors.  All non-GAAP measures have been reconciled to their related GAAP measures in accordance with SEC rules.  You will find reconciliation charts at the end, and in the Form 8-K submitted to the SEC.

Let me remind you that certain comments made in this presentation may be characterized as forward looking under the Private Securities Litigation Reform Act of 1995.  Those statements involve a number of factors that could cause actual results to differ materially.  Additional information concerning these factors is contained in the company’s filings with the SEC.  Copies are available from the SEC, from the IBM web site, or from us in Investor Relations.

Now, I’ll turn the call over to Mark Loughridge.

3Q 2013

In the third quarter, we reported $23.7 billion in revenue, expanded gross and net operating margins, and increased operating earnings per share by 10 percent to $3.99.  For the year, we are maintaining our full year 2013 expectation for operating EPS of at least $16.25 on an “all in” basis, or $16.90 excluding the second quarter workforce rebalancing charge.

Looking at the results by business, our total Services business returned to modest revenue growth at constant currency, led by 5 percent growth in GBS.  Our backlog was up 2 percent, or 6 percent at constant currency, with another strong performance from GBS.  Software delivered mid-single digit growth at constant currency in key branded middleware.  In hardware, growth in System z mainframe was more than offset by declines in Power, System x and Storage.  Two-thirds of the overall hardware decline was driven by the growth markets.  Across IBM, we delivered strong performance in our growth initiatives that address key market trends — Smarter Planet, business analytics, and cloud — leveraging both organic investments and acquisitions.  Our Smarter Planet solutions are up more than 20 percent through September, and business analytics is up 8 percent year to date.  In cloud, we closed the acquisition of SoftLayer in July, which significantly improves our capabilities in public and hybrid cloud.  For the first time, we delivered more than $1 billion of cloud revenue in a quarter, of which about $460 million is delivered as a cloud service.  Through the first 3 quarters, our cloud revenue is up more than 70 percent year to year.

From a geographic perspective, our challenge this quarter was in growth markets — where revenue was down 9 percent, or 5 percent at constant currency.  Our performance in growth markets has historically outpaced major markets by eight to ten points, but this quarter, for the first time, the growth markets trailed the majors.  I’ll get into the specifics and actions later in the call.

Key Financial Metrics

For the quarter, IBM’s revenue was down 4 percent, or down about a point and a half at constant currency.   So the currency impact to revenue was about two and a half points.  Currency also impacted our profit performance.  As we’ve discussed in the past, a weakening Yen drops largely to the bottom line.

This quarter we improved gross and net margins.  Our operating gross margin expanded by one point, driven by an improvement in services margins, and the relative strength of software and mainframe.  The net margin improvement also reflects savings from the second quarter workforce rebalancing activity, tough minded spending actions, and a better tax rate.  There are three drivers of the lower tax rate.  First, discrete benefits associated with recent foreign tax audits.  Second, a reduction in the ongoing effective tax rate, which we now expect to be in the range of 23 percent for the year and through 2014.  And third, last year’s tax included a higher rate on the gain from the divestiture of our RSS business.  Bottom line, we delivered operating EPS of $3.99, which was up 10 percent year to year.

Now I’ll get into the third quarter details, starting with revenue by geography, where I’ll discuss the results on a constant currency basis.

Revenue by Geography

I’ll start with a few comments by major geography, and then provide a perspective on the major vs. growth markets.  Americas’ revenue was flat year to year, which is a three point improvement from last quarter’s rate.  The improvement came equally from the US and Canada, and once again we had strong performance in Latin America.  Our EMEA revenue was down 2 percent, fairly consistent with last quarter.  Western Europe in particular showed some stability, while Eastern Europe, led by Russia, had double-digit declines.  In Asia Pacific, revenue was down 4 percent.  Within that, Japan’s revenue was up 5 percent, with good performance across hardware, software and services.  This was the fourth consecutive quarter of revenue growth, with good execution by the team in Japan.  Consequently, the AP decline was driven by the growth market countries.

So now let me comment on the major markets vs growth markets globally.  Major markets year-to-year performance improved by almost 2 points from last quarter.  In fact this is the best major markets performance since the first quarter of 2012. Our challenge this quarter was in the growth markets, which were down 5 percent.  Though we continued to gain share and deliver strong growth in Latin America, as well as Middle East and Africa, we fell short of our objectives, and the market, in the other regions.  Our performance in growth markets was driven about half by execution, and half by a pause as China moves through the process to develop its new economic plans.

China was down 22%.  We experienced a slowdown in demand across the board, but most significantly in hardware which was down about 40%, and which makes up about 40% of our business in China.  While we had some execution problems during the third quarter, we were impacted by the process surrounding China’s development of a broad-based economic reform plan, which will be available mid-November.  In the meantime, demand from state-owned enterprises and public sector has slowed significantly, as decision-making and procurement cycles lengthened.  We believe the changes will take time to implement and do not expect demand in China to pick up until after first quarter of next year.  New let me put this in context, the hardware performance in China accounted for all 5 points of the constant currency decline in the growth markets, and for 1.2 of the 1.6 points of constant currency decline for all of IBM.

Regarding execution in the growth markets, we understand the issues, and have already taken management actions to improve performance.  Looking forward,  we have confidence that we can get this back on track.  We expect a change in trajectory starting in the fourth quarter and will be back to growth early in 2014.

Revenue and Gross Profit Margin by Segment

Turning now to IBM’s revenue by segment, in GBS we improved our year-to-year constant currency growth rate to 5 percent, led by consulting and systems integration.  Our GTS performance is a modest improvement from last quarter’s rate, reflecting the addition of SoftLayer to our portfolio.  Our Software revenue grew 2 percent at constant currency, led by key branded middleware at 4 percent.  Performance was stronger in the infrastructure layer, including solutions for data management, application server, security, mobile, and Rational development tools. As I said earlier, in Systems and Technology, the deceleration in our performance was primarily driven by the growth markets.  In Global Financing, we had growth in both financing revenue which was driven by client asset growth, as well as used sales.  The return on equity in our financing business was 38 percent this quarter.

Turning to gross profit, our operating gross margin improved a point, driven by a combination of margin expansion in both services segments, and an improving segment mix.  Now let’s take a look below the gross profit line to our expense and spending profile.

Expense Summary

Our Total Operating Expense and Other Income was flat year to year.  Acquisitions over the last 12 months drove 2 points of expense growth.  Currency contributed a point of decline, driven by translation.  So consequently, our base expense was better by 2 points.

Now I’ll comment on a few items that had year-to-year impacts.  Last year, we had a significant charge for workforce rebalancing activity.  We also had a significant gain for the sale of our Retail Store Solutions business.  So looking at the year-to-year dynamics, in SG&A, workforce rebalancing is down nearly $400 million year to year, and in Other Income and Expense, divestiture gains are down over $450 million.  Next, parts of our business didn’t perform as expected, and as you know, IBM has a pay-for-performance culture.  Accordingly, performance-related compensation across both cost and expense was down about $175 million year to year.

Finally, I want to comment on the impact of currency this quarter.  In the third quarter the hedge activity was fairly neutral in the period, though on a year-to-year basis hedging gains were down about $80 million, with about three-quarters in expense, and the balance in cost.  While there have been a number of currency movements year to year, we have been significantly impacted by the depreciation of the Yen.  Because our business in Japan is dominated by local services, without cross border cash flows to hedge, the impact falls largely to the bottom line.  The year-to-year profit impact was more significant in the third quarter, and would continue at current spot rates through the first quarter of next year.

Now let’s turn to the segments, starting with Services.

Services Segments

This quarter the two Services segments generated $14 billion in revenue, declining 3 percent as reported, but at constant currency returned to growth of 1 percent.  Pre-tax profit was up 17 percent and pre-tax margin expanded by 3.3 points. Total backlog was $141 billion, up 2 percent at spot rates, and up 6 percent at constant currency.  Backlog again grew across both the transactional and outsourcing businesses.

Turning to the two segments, Global Technology Services revenue was $9.5 billion, down 4 percent, or down 1 percent at constant currency.  This represents a one point improvement over last quarter’s year-to-year performance.  In Outsourcing we continue to see a decline in revenue from sales into existing base accounts and from the structural work we did previously on lower-margin contracts.  Our Integrated Technology Services revenue was up 2 percent at constant currency, and grew in both major and growth markets.  GTS delivered 12 percent pre-tax profit growth in the quarter and expanded pre-tax margin by 2.8 points.  Margin expansion was driven by lower year-to-year workforce rebalancing charges and some savings from the second quarter rebalancing action, along with tough-minded spend actions and continued efficiency improvements.

Turning to Global Business Services, revenue of $4.6 billion was flat as reported and up 5 percent at constant currency.  That’s up from 2 percent last quarter.  With this performance, GBS gained share.  From a geographic perspective there was growth across the portfolio, led by North America and Japan.  Europe returned to growth for the first time since the beginning of 2012.  Looking at the GBS business by our two major categories, we had good results across the portfolio.  Within the Digital Front Office we delivered double-digit growth across the initiatives, business analytics, Smarter Planet, and cloud.  And within our back office solutions that we call the Globally Integrated Enterprise, we again grew in implementation services that support the traditional packaged applications.  Turning to profit, GBS grew 28 percent year to year, and PTI margin expanded by 4.4 points.  The year-to-year profit drivers include lower year-to-year workforce rebalancing charges, savings from the second quarter rebalancing, and tough-minded spend actions.

So to wrap up Services, we returned to revenue growth this quarter, our growth initiatives continued to perform, we grew pre-tax profit and expanded profit margins, and we’re entering the next quarter with solid backlog growth of 6 percent at constant currency.

Software Segment

Software revenue of $5.8 billion was up 1 percent, or 2 percent at constant currency.  Segment pre-tax income of $2.4 billion was up 2 percent.  Our strategic Key Branded Middleware revenue grew 3 percent, or 4 percent at constant currency, and held share.

I’ll take you through the drivers by brand.  WebSphere was up 1 percent at constant currency.   Within WebSphere, we saw strength in mobile, and good performance in application server.  Information Management software grew 3 percent at constant currency.  Our distributed database had a good quarter with double-digit growth.  Tivoli software was up 3 percent at constant currency, driven by storage growth and our portfolio of security solutions.  Our security business delivered another quarter of double-digit growth.

The acquisition of Trusteer in the third quarter extends our data security capabilities further into cloud and mobile environments.  Rational grew 14 percent at constant currency.  Rational’s DevOps solution leverages IBM’s cloud capabilities for the rapid and iterative deployment of software.  Social Workforce Solutions grew 15 percent, driven by Kenexa, which provides cloud-based recruiting and talent management.

Looking forward to the fourth quarter, we have a strong pipeline in Software. Consequently we expect improvement in software revenue growth and double-digit growth in profit.

Systems & Technology Segment

Systems and Technology revenue of $3.2 billion was down 17 percent.  The growth markets performance drove two-thirds of the revenue decline, about half of which was China.  This impacted each of the hardware brands.

System z grew 7 percent at constant currency, with double-digit growth in the major markets.  MIPS were up 56 percent driven again by specialty engines, which were up more than 90 percent.  During the quarter, we successfully launched the new zEnterprise mid-range server, with over 50 percent more capacity than its predecessor.

Power revenue was down 37 percent at constant currency.  High Performance Computing accounted for 10 points of the decline.  To improve future performance, we are continuing to invest to expand our Power platform to go after the Linux opportunity, which is now larger than UNIX, and growing more rapidly.

System x was down 16 percent at constant currency.

Storage hardware revenue was down 10 percent at constant currency.  The decline was driven by the growth markets.  In the major markets, Storage revenue was up.  Our Storwize product again delivered double-digit growth, and we also continued to grow our flash solutions.  These were offset by declines in our legacy OEM mid-range offerings and softness in the high-end.

Pure Systems continues to gain momentum.  In the major markets, we grew more than 30 percent sequentially.  Globally, we shipped over 2000 systems in third quarter, with over 8,000 total shipments since announcement.

Cash Flow Analysis

Moving on to the cash flow analysis, we discuss our free cash flow performance excluding the change in global financing receivables.  We do this because we consider the financing receivables as an investment to generate returns, not as working capital that should be minimized for efficiency.  As I mentioned earlier, our Global Financing business is delivering a terrific return on equity.

This quarter, we generated $2.2 billion of free cash flow, down $900 million year to year.   There were three key drivers of the year-to-year decline, higher workforce rebalancing payments from the second quarter program, changes in sales cycle working capital, and our operational performance.  Through the first three quarters of the year, we generated $6.6 billion, which is down $2 billion year-to-year.

Looking at the uses of our cash through September, we spent $2.6 billion to acquire 7 companies, including 4 in the third quarter, the largest of which was SoftLayer.  We have returned just over $11 billion to shareholders this year.  We paid out over $3 billion in dividends, and spent over $8 billion in gross share repurchase to buy back almost 40 million shares.  At the end of the third quarter, we had $5.6 billion remaining in our buyback authorization.

Balance Sheet Summary

Turning to the balance sheet, we ended the quarter with a cash balance of $10.2 billion.  Total debt was $36.2 billion, of which $25.8 billion was in support of our financing business, which is leveraged at just over seven to one.  Our non-financing debt was $10.4 billion, effectively flat year to year, and our non-financing debt-to-cap was 39 percent.  We continue to have a high degree of financial flexibility with a strong balance sheet to support our business objectives.

Operating EPS Bridge — 3Q12 to 3Q13

When you look at the year-to-year drivers of our operating EPS performance, the 4 percent decline in revenue at constant margin impacted profit growth by 15 cents per share.  Margin expansion was the largest contributor to our growth.  Within that, we had positive contribution from gross margin expansion and a lower tax rate, mitigated by a higher E/R.  Our ongoing share repurchase program contributed the balance, at a level fairly consistent with last quarter.

3Q 2013 Summary

So to wrap up, in the third quarter, the combination of continued momentum in key growth areas, better business mix, yield from productivity initiatives, reductions in spending and compensation, discrete tax benefits, and effective use of cash, all enabled us to deliver 10 percent operating EPS growth.  Clearly we need to improve performance, predominantly in the growth markets.  And keep in mind that we’re dealing with a couple of substantial headwinds.  We absorbed a significant impact from currency in these results and are effected by the pause during the development of China’s new economic plans.

As far as the growth markets are concerned, we will be dealing with the China impact for another couple of quarters.  More broadly in growth markets, we are taking management actions to improve execution, and are confident we can get it back on track and improve our performance starting in the fourth quarter, driving to mid-single digit performance in growth markets in 2014.

Looking to the future, we expect continued strong performance in our growth initiatives, Smarter Planet, business analytics, and cloud.  These not only address key market trends, but they drive a higher mix of software and consequently a higher margin.  We’ll continue our transformation over the longer term to a higher margin annuity base and even stronger business profile.

And so with this improved operational performance, continued momentum in our growth initiatives, and the flexibility in the financial model, we are maintaining our view of at least $16.25 of operating EPS in 2013, and remain confident in our ability to achieve at least $20 in 2015.

Now Patricia and I will take your questions.

Closing

Thank you, Mark.  Before we begin the Q&A I’d like to remind you of a couple of items.  First, we have supplemental charts at the end of the deck that complement our prepared remarks.  Second, I’d ask you to refrain from multi-part questions.  When we conclude the Q&A, I’ll turn the call back to Mark for final comments.

Operator, please open it up for questions.

END OF PREPARED REMARKS.

The comments Mr. Loughridge made during the question and answer period in connection with this presentation included the following commentary, edited for clarity, regarding IBM’s free cash flow performance:

Year to date, we are down $2 billion of free cash flow.  And if you looked at the drivers behind that, that would be broken down into the operational performance, obviously, of the business; our performance on sales cycle, working capital — those two I would say are execution based — and then, the complement being the impact that we’ve seen on cash tax and the cash side of our workforce rebalancing.  We do see that year-to-year impact from cash tax now as more in the little over a billion dollars range for the year.  We originally thought more like $2 billion.  But that’s only the elements of that year-to-date performance.  I think more importantly is how we see that full-year 2013 free cash flow, which will be down on a year-to-year basis, and how we see that moving through the roadmap to 2014 and 2015.

In 2014, based on that same structured model that I described to you, we would see our free cash flow, excluding the impact of cash taxes, growing at a rate of about 15 to 20 percent.  Cash taxes, we believe now in 2014, will be a headwind of about $2 billion. But even including cash taxes we would see our free cash flow growing by a little over a billion dollars.  The operational profile within that, in that 15 to 20 percent range and on that basis, is free cash flow growing faster than net income.  [Additional clarification:  Even including the impact of cash taxes, we expect to grow free cash flow faster than net income in 2014.]

Going to 2015, we would see that free cash flow with the inclusion of cash taxes growing at about 15 to 20 percent.  Again, free cash flow growing more rapidly than net income.  And in 2015, cash taxes should be a tailwind as opposed to the headwind that we’ve been wrestling with in 2013 and 2014.

If you took that back and say — let’s structure that around the financial roadmap, as you remember, in the roadmap, we detailed what we saw in the usage of free cash flow and said we expected to spend about $90 billion between share repurchase, dividends and acquisitions.  That $90 billion on a gross basis is about $85 billion, $86 billion on a net basis.  And the free cash flow that we see across the roadmap is also in that range of $85 billion, plus or minus.

So, over the roadmap, those two relatively balance, and that’s not including cash inflow that we would think would be likely from potential divestitures.  With that basis, even though we had a disappointing free cash flow performance this year, we still see the overall construct through the roadmap supporting those original objectives.

Now, across those elements of share buybacks, dividends and acquisitions, there’s fungibility.  You’ve seen that even in our to-date performance on the first two-and-a-half years of the roadmap: more share repurchase, a little less acquisition.  So, I don’t think the category or the cadence across the years will be linear.  But I think the aggregate is still very, very relevant and the best guide for you to use as you look at our usage of free cash flow.